Exhibit 4.14

LIMITED LIABILITY PARTNERSHIP

DIAGEO PLC UK SHARESAVE SCHEME 2000

Adopted by the Board:  6 September 2000

Amended by the Routine Business Committee:  7 February 2006 & 29 August 2008

Amended by the Remuneration Committee:  26 August 2008

H.M. Revenue & Customs reference:  SR2557

1.                                 DEFINITIONS AND INTERPRETATION

1.1                           In this Scheme, unless the context otherwise requires:-

“3-Year Option”, “5-Year Option” and “7-Year Option” have the meanings given in sub-rule 3.2  below;

“Associated Company” means an associated company within the meaning given to that expression by paragraph 47 of Schedule 3;

“the Board” means the board of directors of the Company or a committee appointed by them;

“Bonus Date”, in relation to an option, means:-

1.1.1                            in the case of a 3-Year Option, the earliest date on which the bonus is payable,

1.1.2                            in the case of a 5-Year Option, the earliest date on which a bonus is payable, and

1.1.3                            in the case of a 7-Year Option, the earliest date on which the maximum bonus is payable;

and for this purpose “payable” means payable under the Savings Contract made in connection with the option;

“the Company” means Diageo plc (registered in England and Wales No. 23307);

“the Grant Day” shall be construed in accordance with sub-rule 2.1 below;

“the London Stock Exchange” means the London Stock Exchange plc;

“Participant” means a person who holds an option granted under this Scheme;

“Participating Company” means the Company or any Subsidiary to which the Board has resolved that this Scheme shall for the time being extend and any Related Company to which the Board has with the prior approval of the Inland Revenue resolved that this Scheme shall for the time being extend;

“Related Company” means a company which is not under the control of any single person, but is under the control of two persons, one of them being the Company;

“Savings Body” means any building society, institution authorised under the Banking Act 1987 or relevant European institution (within the meaning of Schedule 15A to the Income and Corporation Taxes Act 1988) with which a Savings Contract can be made;

“Savings Contract” means an agreement to pay monthly contributions under the terms of a certified contractual savings scheme, within the meaning of section 326 of the Income and Corporation Taxes Act 1988, which has been approved by the Inland Revenue for the purposes of Schedule 3;

“Schedule 3” means Schedule 3 to the Income Tax Act 2003;

“Subsidiary” means a body corporate which is a subsidiary of the Company (within the meaning of section 736 of the Companies Act 1985) and of which the Company has control (within the meaning of section 719 of the Income Tax Act 2003);

“the Income Tax Act 2003” means the Income Tax (Earnings and Pensions) Act 2003;

and expressions not otherwise defined in this Scheme have the same meanings as they have in Schedule 3.

1.2                           Any reference in this Scheme to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

1.3                           Expressions in italics are for guidance only and do not form part of this Scheme.

2.                                 ELIGIBILITY

2.1                           Subject to sub-rule 2.5 below, an individual is eligible to be granted an option on any day (“the Grant Day”) if (and only if):-

2.1.1                            he is on the Grant Day an employee or director of a company which is a Participating Company; and

2.1.2                            he either satisfies the conditions specified in sub-rule 2.2 below or is nominated by the Board for this purpose.

2.2                           The conditions referred to in sub-rule 2.1.2 above are that the individual:-

2.2.1                            shall at all times during the qualifying period have been an employee (but not a director) or a full-time director of the Company or a company which was for the time being a Subsidiary ; and

has earnings from his employment or office which are (or would be if there were any) general earnings to which section 15 of ITEPA applies (earnings for year when employee resident in the UK) and those general earnings are (or would be if there were any) earnings for a tax year in which the individual is ordinarily resident in the UK.

2.3                           For the purposes of sub-rule 2.2 above:-

2.3.1                            the relevant time is the end of the last financial year of the Company ending prior to the Grant Day or such other time during the period of 5 years ending with the Grant Day as the Board may determine (provided that no such determination may be made if it would have the effect that the qualifying period would not fall within that 5-year period);

2.3.2                            the qualifying period is the period of 12 months ending at the relevant time or such other period ending at the relevant time but falling within the 5-year period mentioned in paragraph 2.3.1 above as the Board may determine;

2.3.3                            an individual shall be treated as a full-time director of a company if he is obliged to devote to the performance of the duties of his office or employment with the company not less than 25 hours a week;

2.3.4                            Chapter I of Part XIV of the Employment Rights Act 1996 shall have effect, with any necessary changes, for ascertaining the length of the period during which an individual shall have been an employee or a full-time director and whether he shall have been an employee or a full-time director at all times during that period.

2.4                           Any determination of the Board under paragraph 2.3.1 or 2.3.2 above shall have effect in relation to every individual for the purpose of ascertaining whether he is eligible to be granted an option on the Grant Day.

2.5                           An individual is not eligible to be granted an option at any time if he is at that time ineligible to participate in this Scheme by virtue of paragraph 11 of Schedule 3 (material interest in close company).

3.                                 GRANT OF OPTIONS

3.1                           Subject to Rule 4 below, the Board may grant an option to purchase shares in the Company which satisfy the requirements of paragraphs 18 to 22 of Schedule 3 (fully paid up, unrestricted, ordinary share capital), upon the terms set out in this Scheme, to any individual who:-

3.1.1                            is eligible to be granted an option in accordance with Rule 2 above, and

3.1.2                            has applied for an option and proposed to make a Savings Contract in connection with it (with a Savings Body approved by the Board) in the form and manner prescribed by the Board.

3.2                           The type of option to be granted to an individual, that is to say a 3-Year Option, a 5-Year Option or a 7-Year Option, shall be determined by the Board or, if the Board so permits, by the individual; and for this purpose:-

3.2.1                            a 3-Year Option is an option in connection with which a three year Savings Contract is to be made and in respect of which the repayment is to be taken as including the bonus;

3.2.2                            a 5-Year Option is an option in connection with which a five year Savings Contract is to be made and in respect of which the repayment is to be taken as including a bonus other than the maximum bonus; and

3.2.3                            a 7-Year Option is an option in connection with which a five year Savings Contract is to be made and in respect of which the repayment is to be taken as including the maximum bonus.

3.3                           The amount of the monthly contribution under the Savings Contract to be made in connection with an option granted to an individual shall be the amount which the individual shall have specified in his application for the option that he is willing to pay or, if lower, the maximum permitted amount, that is to say, the maximum amount which:-

3.3.1                            when aggregated with the amount of his monthly contributions under any other Savings Contract linked to this Scheme or to any other savings-related share option scheme approved under Schedule 9, does not exceed £250 (but exceeds a minimum of £5) or such other maximum or minimum amounts as may for the time being be permitted by paragraph 25(3) of Schedule 3;

3.3.2                            does not exceed the maximum amount for the time being permitted under the terms of the Savings Contract; and

3.3.3                            when aggregated with the amount of his monthly contributions under any other Savings Contract linked to this Scheme, does not exceed any maximum amount determined by the Board.

3.4                           The number of shares in respect of which an option may be granted to any individual shall be the maximum number which can be paid for, at the price determined under sub-rule 3.5 below, with monies equal to the amount of the repayment due on the Bonus Date under the Savings Contract to be made in connection with the option.

3.5                           The price at which shares may be acquired by the exercise of options of a particular type granted on any day shall be determined by the Board and stated on that day, provided that:-

3.5.1                            if shares of the same class as those shares are quoted in the London Stock Exchange Daily Official List, the price shall not be less than the Specified Percentage of-

(a)                     the average of the middle-market quotations of shares of that class (as derived from the Daily Official List) on the three consecutive dealing days, selected by the Board prior to the first of such dealing days, falling wholly within the six week period during which invitations may be issued in accordance with Rule 3.7 below; or

(b)                    if the first of those dealing days does not fall within the period of 30 days (or, where sub-rule 3.10 below applies, 42 days) ending with the day on which the options are granted or falls prior to the date on which the Company last announced its annual or half-yearly results, the middle market quotation of shares of that class (as derived from the Daily Official List) on the dealing day last preceding the day on which the options are granted or such other dealing day as may be agreed in advance with the Inland Revenue;

3.5.2                            if paragraphs (a) and (b)  above do not apply, the price shall not be less than the Specified Percentage of the market value (within the meaning of Part VIII of the Taxation of Chargeable Gains Act 1992) of shares of that class, as agreed in advance for the purposes of this Scheme with the Shares Valuation Division of the Inland Revenue, on -

(a)                     the date on which invitations to apply for the options were given pursuant to sub-rule 3.6 below, or

(b)                    if that date does not fall within the period of 30 days ending with the day on which the options are granted, on the day on which the options are granted or such other day as may be agreed in advance with the Inland Revenue;

and for this purpose “the Specified Percentage” is 80 per cent. or such other percentage as may be specified in paragraph 28 of Schedule 3.

3.6                           The Board shall ensure that, in relation to the grant of options on any day:-

3.6.1                            every individual who is eligible to be granted an option on that day has been given an invitation;

3.6.2                            the invitation specifies a period of not less than 14 days in which an application for an option may be made; and

3.6.3                            every eligible individual who has applied for an option as mentioned in sub-rule 3.1 above is in fact granted an option on that day.

3.7                           An invitation to apply for an option may only be given once the Scheme has been approved by the Inland Revenue under Schedule 3 and only:-

3.7.1                            within the period of 6 weeks beginning with -

(a)                     the date on which this Scheme is approved by the Inland Revenue; or

(b)                    the dealing day next following the date on which the Company announces its results for any period; or

(c)                     at any other time when the circumstances are considered by the Board to be sufficiently exceptional to justify the giving of an invitation; and

3.7.2                            within the period of 10 years beginning with the date on which this Scheme is adopted by the Company.

3.8                           An option granted to any person:-

3.8.1                            shall not, except as provided in sub-rule 4.3 below, be capable of being transferred by him; and

3.8.2                            shall lapse forthwith if he is adjudged bankrupt.

3.9                           No options shall be granted to acquire a number of shares which exceeds any number determined by the Board for this purpose and if the grant of options on any day would but for this sub-rule cause any of the above limit to be exceeded, the provisions set out in sub-rule 3.10 below shall be successively applied (in the order in which they are set out) so far as is necessary to ensure that this limit is not exceeded.

3.10                     those provisions are:-

3.10.1                      unless paragraph 3.10.2 below applies, the amount of the monthly contribution determined under sub-rule 3.3 above shall be taken as successively reduced by 0.5 percent thereof, 1 percent thereof, 1.5 percent thereof and so on and then rounded up to the nearest pound, but shall not be reduced to less than the minimum amount permitted under the terms of the Savings Contract;

3.10.2                      if the Board shall have decided that this paragraph is to apply, for the purpose of determining the amount of the monthly contribution, the maximum permitted amount referred to in sub-rule 3.3 above shall be taken as successively reduced by £1, £2, £3 and so on, but shall not be reduced to less than the minimum amount permitted under the terms of the Savings Contract:

3.10.3                      any option which would otherwise be a 7-Year Options shall be a 5-Year Option;

3.10.4                      any option which would otherwise be a 5-Year Option shall be a 3-Year Option;

3.10.5                      for the purposes of sub-rule 3.4 above, the repayment under the Savings Contract shall be taken as not including a bonus;

3.10.6                      the Board shall not grant any options on the day in question.

3.11                     No shares may be issued upon the exercise of an option granted under this Scheme since a Participant may acquire only existing shares in the Company (including treasury shares held by the Company) upon exercise.

3.12                     No options shall be granted, or shares issued otherwise than pursuant to the exercise of an option, in any year which would, at the time of the grant, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted in the period of ten calendar years ending with that year, or have been issued in that period otherwise than in pursuance of options, under the Scheme or under any other employees’ share scheme adopted by the Company to exceed such number as represents 10 per cent of the ordinary share capital of Company in issue at that time.

3.13                     Any treasury shares held by the Company which are transferred to Participants in satisfaction of options shall be treated as issued for the purposes of sub-rule 3.12 above.

3.14                     Where any option relating to unissued shares is released or lapses without being exercised (or the Board makes arrangements for it to be satisfied by the transfer of existing shares), the shares concerned will be ignored when calculating the limit in sub-rule 3.12 above.

4.                                 EXERCISE OF OPTIONS

4.1                           The exercise of any option shall be effected in the form and manner prescribed by the Board, provided that the monies paid for shares on such exercise shall not exceed the amount of the repayment made and any interest paid under the Savings Contract made in connection with the option.

4.2                           Subject to sub-rules 4.3, 4.4 and 4.6 below and to Rule 5 below, an option shall not be capable of being exercised before the Bonus Date.

4.3                           Subject to sub-rule 4.8 below:-

4.3.1                            if any Participant dies before the Bonus Date, any option granted to him may (and must, if at all) be exercised by his personal representatives within 12 months after the date of his death, and

4.3.2                            if he dies on or within 6 months after the Bonus Date, any option granted to him may (and must, if at all) be exercised by his personal representatives within 12 months after the Bonus Date, provided in either case that his death occurs at a time when he either holds the office or employment by virtue of which he is eligible to participate in this Scheme or is entitled to exercise the option by virtue of sub-rule 4.4 below.

4.4                           Subject to sub-rule 4.8 below, if any Participant ceases to hold the office or employment by virtue of which he is eligible to participate in this Scheme (otherwise than by reason of his death), the following provisions apply in relation to any option granted to him:-

4.4.1                            if he so ceases by reason of injury, disability, redundancy within the meaning of the Employment Rights Act 1996, or retirement on reaching the age of 60  or any other age at which he is bound to retire in accordance with the terms of his contract of employment, the option may (and subject to sub-rule 4.3 above must, if at all) be exercised within 6 months of his so ceasing;

4.4.2                            if he so ceases by reason only that the office or employment is in a company of which the Company ceases to have control or relates to a business or part of a business which is transferred to a person who is neither an Associated Company of the Company nor a company of which the Company has control, the option may (and subject to sub-rule 4.3 above must, if at all) be exercised within 6 months of his so ceasing;

4.4.3                            if he so ceases for any other reason, the option may not be exercised at all.

4.5                           Subject to sub-rule 4.8 below, if, at the Bonus Date, a Participant holds an office or employment with a company which is not a Participating Company but which is an Associated Company or a company of which the Company has control, any option granted to him may (and subject to sub-rule 4.3 above must, if at all) be exercised within 6 months of the Bonus Date.

4.6                           Subject to sub-rule 4.8 below, where any Participant continues to hold the office or employment by virtue of which he is eligible to participate in this Scheme after the date on which he reaches the age of 60 , he may exercise any option within 6 months of that date.

4.7                           Subject to sub-rule 4.3 above, an option shall not be capable of being exercised later than 6 months after the Bonus Date.

4.8                           Where, before an option has become capable of being exercised, the Participant gives notice that he intends to stop paying monthly contributions under the Savings Contract made in connection with the option, or is deemed under its terms to have given such notice, or makes an application for repayment of the monthly contributions paid under it, the option may not be exercised at all.

4.9                           A Participant shall not be treated for the purposes of sub-rules 4.3 and 4.4 above as ceasing to hold the office or employment by virtue of which he is eligible to participate in this Scheme until he ceases to hold an office or employment in the Company or any Associated Company or company of which the Company has control and not on any earlier date, and a female Participant who ceases to hold the office or employment by virtue of which she is eligible to participate in this Scheme by reason of pregnancy or confinement and who exercises her right to return to work under the Employment Rights Act 1996 before exercising her option shall be treated for the purposes of sub-rule 4.4 above as not having ceased to hold that office or employment.

4.10                     A Participant shall not be eligible to exercise an option at any time:-

4.10.1                      unless, subject to sub-rules 4.4 and 4.5 above, he is at that time a director or employee of a Participating Company;

4.10.2                      if he is not at that time eligible to participate in this Scheme by virtue of paragraph 11 of Schedule 3 (material interest in close company).

4.11                     An option shall not be capable of being exercised more than once.

4.12                     Within 30 days after an option has been exercised by any person, the Board shall procure the transfer to him (or a nominee for him) of the number of shares in respect of which the option has been exercised, provided that the Board considers that the transfer thereof would be lawful.

5.                                 TAKEOVER, RECONSTRUCTION AND WINDING UP

5.1                           If any person obtains control of the Company (within the meaning of section 719 of the Income Tax Act 2003) as a result of making a general offer to acquire shares in the Company, or having obtained control makes such an offer, the Board shall within 30 days of becoming aware thereof notify every Participant thereof and, subject to sub-rules 4.3, 4.4, 4.7 and 4.8 above, any option may be exercised within one month (or such longer period as the Board may permit) of the notification, but not later than 6 months after that person has obtained control.

5.2                           For the purposes of sub-rule 5.1 above, a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it.

5.3                           If any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985, or if under section 425 of that Act the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, or if the Company passes a resolution for voluntary winding up, the Board shall forthwith notify every Participant thereof and, subject to sub-rules 4.3, 4.4, 4.7 and 4.8 above, any option may be exercised within one month of the notification, but to the extent that it is not exercised within that period shall (notwithstanding any other provision of this Scheme) lapse on the expiration of that period.

5.4                           If any company (“the acquiring company”):-

5.4.1                            obtains control of the Company as a result of making-

(a)                     a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the acquiring company will have control of the Company, or

(b)                    a general offer to acquire all the shares in the Company which are of the same class as the shares which may be acquired by the exercise of options granted under this Scheme, or

5.4.2                            obtains control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985 or Article 418 of the Companies (Northern Ireland) Order 1986, or

5.4.3                            becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of that Act or Articles 421 to 423 of that Order,

any Participant may at any time within the appropriate period (which expression shall be construed in accordance with paragraph 38(3) of Schedule 3), by agreement with the acquiring company, release any option which has not lapsed (“the old option”) in consideration of the grant to him of an option (“the new option”) which (for the purposes of that paragraph) is equivalent to the old option but relates to shares in a different company (whether the acquiring company itself or some other company falling within paragraph 18(b) or (c) of Schedule 3).

5.5                           The new option shall not be regarded for the purposes of sub-rule 5.4 above as equivalent to the old option unless the conditions set out in paragraph 39 of Schedule 3 are satisfied, but so that the provisions of this Scheme shall for this purpose be construed as if:-

5.5.1                            the new option were an option granted under this Scheme at the same time as the old option;

5.5.2                            except for the purposes of the definitions of “Participating Company” and “Subsidiary” in sub-rule 1.1 and sub-rules 4.4.2, 4.5 and 4.9 above, the expression “the Company” were defined as “a company whose shares may be acquired by the exercise of options granted under this Scheme”;

5.5.3                            the Savings Contract made in connection with the old option had been made in connection with the new option;

5.5.4                            the Bonus Date in relation to the new option were the same as that in relation to the old option; and

5.5.5                            Rule 7.2 below were omitted.

5.6                           For options granted on or after 26 August 2008, in the event that:

5.6.1                            an offer (as referred to in Rule 5.1) is made or a compromise or arrangement (as referred to in Rule 5.3) is proposed which is expected to result in the Company becoming controlled by a new company (the “New Company”);

5.6.2                            at least 75% of the shares in the New Company are expected to be held by substantially the same persons who immediately before the offer or proposal was made were shareholders in the Company; and

5.6.3                            the Board and the New Company agree that this Rule should apply then an option shall not become exercisable under Rule 5.1 or Rule 5.3 but may nonetheless be released in consideration for the grant of a new option under Rule 5.5 and, if not so released, shall then automatically lapse at the end of the appropriate period (which expression shall be construed in accordance with paragraph 38(3) of Schedule 3).

6.                                 VARIATION OF CAPITAL

6.1                           Subject to sub-rule 6.3 below, in the event of any variation of the share capital of the Company, the Board may make such adjustments as it considers appropriate under sub-rule 6.2 below.

6.2                           An adjustment made under this sub-rule shall be to one or more of the following:-

6.2.1                            the number of shares in respect of which any option may be exercised;

6.2.2                            the price at which shares may be acquired by the exercise of any option;

6.2.3                            where any option has been exercised but no shares have been allotted or transferred pursuant to the exercise, the number of shares which may be allotted or transferred and the price at which they may be acquired.

6.3                           At a time when this Scheme is approved by the Inland Revenue under Schedule 9, no adjustment under sub-rule 6.2 above shall be made without the prior approval of the Inland Revenue.

6.4                           An adjustment under sub-rule 6.2 above may have the effect of reducing the price at which shares may be acquired by the exercise of an option to less than their nominal value.

7.                                 ALTERATIONS

7.1                           Subject to sub-rule 7.2 below, the Board may at any time alter this Scheme, provided that no alteration shall be made to a key feature (as defined in paragraph 42(2) of Schedule 3) of this Scheme at a time when this Scheme is approved by the Inland Revenue under Schedule 3 without the prior approval of the Inland Revenue.

7.2                           Subject to sub-rule 7.3 below, no alteration to the advantage of the persons to whom options may be granted shall be made under sub-rule 7.1 above to any of Rules 2, 3.3, 3.5, 3.11 to 3.14 inclusive, 4.2 to 4.11 inclusive, 6.1 and 6.2 without the prior approval by ordinary resolution of the members of the Company in general meeting.

7.3                           Sub-rule 7.2 above shall not apply to any minor alteration to benefit the administration of this Scheme, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants, the Company or any Subsidiary.

7.4                           If any alteration or adjustment is made which means that the Scheme is outside the provisions of Schedule 9 and can no longer be approved by the Inland Revenue, the Company will notify the Inland Revenue of this as soon as is practicable.

8.                                 MISCELLANEOUS

8.1                           The rights and obligations of any individual under the terms of his office or employment with the Company or a Subsidiary shall not be affected by his participation in this Scheme or any right which he may have to participate in it, and an individual who participates in it shall waive all and any rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any option as a result of such termination.

8.2                           In the event of any dispute or disagreement as to the interpretation of this Scheme, or as to any question or right arising from or related to this Scheme, the decision of the Board shall be final and binding upon all persons.

8.3                           In the event that shares are transferred to a Participant in pursuance of any option, the Participant shall, if so required by the person making the transfer, join that person in making a claim for relief under section 165 of the Taxation of Chargeable Gains Act 1992 in respect of the disposal made by him in effecting such transfer.

8.4                           Any notice or other communication under or in connection with this Scheme may be given by personal delivery or by sending it by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of the Company or a Subsidiary, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment.